Exhibit 10.6

PUT/CALL AGREEMENT

THIS PUT/CALL AGREEMENT, dated as of [                          ], 2011 (this “Agreement”), is by and between Deerfield Capital Corp., a Maryland corporation (“Parent”), and CIFC Parent Holdings LLC, a Delaware limited liability company (the “Company Stockholder”) (each referred to herein as a “Party” to this Agreement and collectively referred to as the “Parties”).

WHEREAS, Parent, Bulls I Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent, Bulls II Acquisition LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent, the Company Stockholder and Commercial Industrial Finance Corp., a Delaware corporation and wholly-owned subsidiary of the Company Stockholder (the “Company”), are parties to the Agreement and Plan of Merger, dated as of December 21, 2010 (the “Merger Agreement”) (capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement);

WHEREAS, pursuant to the Merger Agreement (and subject to the terms and conditions set forth therein), the Company Stockholder is entitled to receive the Contingent Cash Consideration and a portion of any Incentive Fees actually received by Parent, the Final Surviving Entity or any of their respective Subsidiaries or controlled Affiliates on or before the tenth (10th) anniversary of the Closing Date (the “Put/Call Date”);

WHEREAS, Parent and the Company Stockholder desire to establish the terms on which the Company Stockholder will receive additional payments in respect of Incentive Fees payable after the Put/Call Date; and

WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the Company Stockholder to consummate the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows.

Section 1.               Additional Payment.

(a)           No later than thirty (30) days prior to the Put/Call Date (and no earlier than sixty (60) days prior to the Put/Call Date), Parent shall deliver to the Company Stockholder a statement setting forth Parent’s calculation of all of the Incentive Fees payable from and after the Put/Call Date (the “Unpaid Incentive Fees”), together with the assumptions used by Parent in calculating such amounts (including assumptions with respect to fund performance) and any other information that the Company Stockholder may reasonably request to verify the amounts reflected such calculation.  Parent shall in good faith consider all reasonable comments made by the Company Stockholder on such calculation and assumptions and the parties agree to cooperate in good faith to resolve any disputes over such calculation and assumptions.

(b)           On the Put/Call Date, Parent shall pay to the Company Stockholder a lump sum amount equal to the amount to which the Company Stockholder would have been entitled pursuant to Section 2.7(c) of the Merger Agreement if Parent, the Final Surviving Entity or any of their respective Subsidiaries or Affiliates had received an amount equal to the present value of the Unpaid Incentive Fees (calculated based on the Applicable Discount Rate (as defined below)) prior to the Put/Call Date.  For purposes of this Agreement, “Applicable Discount Rate” means (i) for the “Tier I Incentive Management Fees”(as defined in the applicable Company CLO Management Agreement), fifteen percent (15%), and (ii) for the “Tier II Incentive Management Fees” (as defined in the applicable Company CLO Management Agreement), twenty percent (20%).

(c)           All payments pursuant to this Agreement shall be (i) paid by wire transfer of immediately available funds to an account designated by the Company Stockholder by written notice to Parent prior to the Put/Call Date and (ii) deemed Contingent Cash Consideration for all purposes under the Merger Agreement (including, without limitation, Section 2.7(d) thereof).

Section 2.               Further Assurances.  Each Party shall cooperate with and take such action as may be reasonably requested by another Party in order to carry out the provisions and purposes of this Agreement.

Section 3.               Notices.  All Notices shall be in writing and addressed as follows:

If to Parent:

Deerfield Capital Corp.
6250 North River Road

Rosemont, IL  60018
Attention:  Robert Contreras

Facsimile:  (773) 380-1695

Email: rcontreras@DeerfieldCapital.com

with copies to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Simeon Gold, Esq.
Facsimile:  (212) 310-8007
E-mail:  simeon.gold@weil.com

If to the Company Stockholder:

CIFC Parent Holdings LLC

250 Park Avenue, 5th Floor

New York, NY 10177
Attention:  Peter Gleysteen
Facsimile:  (212) 624-1199
E-mail:  pgleysteen@cifc.com

with copies to:

Goodwin Procter  LLP

135 Commonwealth Drive

Menlo Park, CA  94025

Attention:  Kevin M. Dennis, Esq.
Facsimile:  (650) 853-1038
E-mail:  kdennis@goodwinprocter.com

Notices shall be deemed given (a) on the first (1st) business day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery, (b) upon machine generated acknowledgement of receipt after transmittal by facsimile if so acknowledged to have been received before 5:00 p.m. on a business day at the location of receipt and otherwise on the next following business day or (c) when sent, if sent by electronic mail before 5:00 p.m. on a business day at the location of receipt and otherwise the next following business day. Any Party may change the address to which Notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving Notice.

Section 4.               Governing Law.  EXCEPT TO THE EXTENT THAT THE LAWS OF THE STATE OF MARYLAND APPLICABLE TO THE ELECTION OF DIRECTORS ARE APPLICABLE, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CHOICE OF LAW RULES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION.

Section 5.               Consent to Jurisdiction.  Each Party to this Agreement, by its execution hereof, (a) hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim, in whole or in part, arising out of, related to, based upon or in connection with this Agreement or the subject matter hereof shall be brought only in the courts of the State Courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County, (b) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of forum non conveniens or otherwise.  Each Party hereby (i) consents to service of process in any such action in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 3, shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.

Section 6.               Waiver of Jury Trial.  The Parties each hereby waive trial by jury in any judicial proceeding involving, directly or indirectly, any matters (whether sounding in tort, contract or otherwise) in any way arising out of, related to or connected with this Agreement or the transactions contemplated hereby.

Section 7.               Binding Effect; Persons Benefiting; Assignment.  This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.  Without the prior written consent of the other Party hereto, this Agreement may not be assigned by Parent and any purported assignment made without such consent shall be null and void.

Section 8.               Counterparts.  This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original and each of which shall constitute one and the same instrument.

Section 9.               Amendments and Waivers; Termination.  This Agreement may not be amended, altered or modified except by written instrument executed by Parent and the Company Stockholder.

Section 10.             Mutual Drafting; Interpretation.  Each Party hereto has participated in the drafting of this Agreement, which each such Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

DEERFIELD CAPITAL CORP.

By:
	Name:	Jonathan Trutter
	Title:	Chief Executive Officer

BOUNTY:

BOUNTY INVESTMENTS, LLC

By:
	Name:	Andrew Intrater
	Title:	Chief Executive Officer

CIFC PARENT:

CIFC PARENT HOLDINGS LLC

By:
	Name:	Peter Gleysteen
	Title:	Chief Executive Officer

Signature Page to Put/Call Agreement